Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of September 20, 2018, by and among Acxiom Corporation, a Delaware corporation (the “Company”), Acxiom Holdings, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and High Garden Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 201,000,000 shares, consisting of: (i) 200,000,000 shares of Common Stock, par value $0.10 per share (the “Company Common Stock”), of which 77,662,481 shares are issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 201,000,000 shares, consisting of: (i) 200,000,000 shares of Common Stock, par value $0.10 per share (the “Holdco Common Stock”) and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the “Holdco Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, the designations, rights and preferences and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock are the same as those of the Company Common Stock and Company Preferred Stock, as applicable.

WHEREAS, the Certificate of Incorporation of Holdco, as amended (the “Holdco Charter”), and the Bylaws of Holdco, as amended (the “Holdco Bylaws”), in effect immediately after the Effective Time will contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, in each case, in effect immediately before the Effective Time.

WHEREAS, the directors and officers of the Company immediately prior to the Effective Time will be the directors and officers of Holdco immediately following the Effective Time.

WHEREAS, Holdco and Merger Sub are corporations organized for the purpose of participating in the transactions herein contemplated and actions related thereto and own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock being converted in the Merger (as defined below) into a share of Holdco Common Stock.

WHEREAS, on or about the date hereof, the Company and Holdco will enter or have entered into a Compensation Plan Agreement, pursuant to which, among other things, the Company will, at the Effective Time, transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder.

WHEREAS, each of the boards of directors of the Company, Holdco and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its stockholder or stockholders, as applicable, and (iii) resolved to recommend the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger to such stockholder or stockholders.

WHEREAS, immediately following the Merger, the Surviving Corporation (as defined below) shall convert into a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the “Conversion”).

WHEREAS, the parties intend that the Merger, when taken together with the Conversion, qualify as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. The Merger. In accordance with Section 251 of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”).

2. Effective Time. As soon as practicable after receiving the affirmative votes of the stockholders of each of the Company, Holdco and Merger Sub in accordance with the DGCL and the certificates of incorporation of the Company, Holdco and Merger Sub (the “Requisite Stockholder Approval”), the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) shall be amended and restated in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4. Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. Certificate of Incorporation and Bylaws of Holdco. Holdco agrees to file (and the Company as the sole stockholder of Holdco hereby approves the filing of) the Holdco Charter with the Secretary of State of the State of Delaware immediately prior to the Effective Time, which will be identical to the Company Charter in effect immediately prior to the Effective Time, except that references to the name of the Company shall be replaced with references to the name of Holdco. Holdco further agrees to adopt the Holdco Bylaws immediately prior to the Effective Time, which will be identical to the Company Bylaws in effect immediately prior to the Effective Time except that references to the name of the Company shall be replaced with references to the name of Holdco.

6. Directors. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7. Officers. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

8. Directors and Officers of Holdco. The directors and officers of the Company in office immediately prior to the Effective Time shall be the directors and officers of Holdco immediately after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and Holdco Bylaws, or as otherwise provided by law.

9. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

10. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation.

(d) Cancellation of Capital Stock of Holdco. Each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and no payment shall be made therefor.

(e) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

11. Certificates. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent.

12. Assumption Of Equity Plans And Awards.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement entered into between Holdco and the Company on or about the date hereof (the “Compensation Plan Agreement”), the Company will transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement, the Company will transfer to Holdco, and Holdco will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) and each right to acquire or vest in a share of Company capital stock (each, a “RSU” and together with the Stock Options, the “Awards”) issued under the Equity Plans or granted by the Company outside of the Equity Plans that is outstanding immediately prior to the Effective Time, which Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of Holdco capital stock of the same class and with the same rights and privileges relative to Holdco that such share underlying such Stock Option or RSU had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock, and also including, for Awards subject to performance-based vesting conditions, the substitution of HoldCo for the Company with respect to any Company-based performance conditions attributable to such Awards. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation, the LiveRamp, Inc. 2006 Equity Incentive Plan, the Pippio, Inc. 2014 Equity Incentive Plan, the Arbor Equity Compensation Plan, the Solve Media, Inc. 2009 Stock Plan, the Circulate Equity Compensation Plan, the Amended and Restated Key Associate Stock Option Plan of Acxiom Corporation, the 2011 Nonqualified Equity Compensation Plan, and the 2005 Stock Purchase Plan of Acxiom Corporation, and any and all amendments, subplans, appendices or addendums thereto, any other equity incentive plans sponsored or maintained by the Company, and any and all agreements evidencing Awards (whether or not issued pursuant to a specific plan referenced by this sentence).

13. Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient authorized but unissued shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock upon the exercise of Awards or in satisfaction of other benefits payable and outstanding under the Company’s Equity Plans.

14. Amendments to Registration Statements. As of the Effective Time, Holdco shall be deemed a “successor issuer” for purposes of continuing certain offerings of the Company under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdco will, to the extent deemed appropriate, file post-effective amendments to the Company’s registration statements on Forms S-8 covering the Equity Plans, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading in any material respect.

15. No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

16. Termination and Amendment.

This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after receipt of the Requisite Stockholder Approval (or any portion thereof), at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors, in the case of the Company and Merger Sub), whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

19. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

20. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	EVP, Chief Ethics and Legal Officer

ACXIOM HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	President and CEO

HIGH GARDEN MERGER SUB, INC.

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	President and CEO

EXHIBIT A

Amended and Restated Certificate of Incorporation

of

Acxiom Corporation